As filed with the Securities and Exchange Commission on August 3, 2021
Registration No. 333-257318
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
Pre-Effective Amendment No. 1 to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________
DYNEX CAPITAL, INC.
(Exact name of registrant as specified in its charter)
___________________

Virginia (State of jurisdiction of incorporation or organization)	52-1549373 (I.R.S. Employer Identification No.)
4991 Lake Brook Drive Suite 100 Glen Allen, VA 23060 (804) 217-5800	Stephen J. Benedetti 4991 Lake Brook Drive Suite 100 Glen Allen, VA 23060 (804) 217-5800
(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to: Anna T. Pinedo, Esq. Brian D. Hirshberg, Esq. Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020 212-506-2500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, $0.01 par value per share	(6)	—
Preferred stock, $0.01 par value per share	(6)	—
Debt securities(4)	(6)	—
Warrants(5)	(6)	—
Units	(6)	—
Total	$750,000,000(7)	$81,825(8)
(1)    Includes an indeterminate number of securities that may be issued in primary offerings or upon exercise, conversion or exchange of any securities registered hereunder that provide for exercise, conversion or exchange or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 of the General Rules and Regulations (the “General Rules and Regulations”) promulgated under the Securities Act of 1933, as amended, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2)    The proposed aggregate offering prices per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(3)    Calculated pursuant to Rule 457(o) of the General Rules and Regulations.
(4)    Debt securities may be issued with original issue discount such that the aggregate initial public offering price will not exceed $750,000,000, together with the other securities issued hereunder.
(5)    The warrants represent rights to purchase other securities of the registrant registered hereunder.
(6)    Not required to be included in accordance with General Instruction II.D of Form S-3 and Rule 457(o) of the General Rules and Regulations.

(7)    In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $750,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies.
(8)    Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, the securities registered pursuant to this registration statement include $134,200,000 aggregate principal amount of unsold securities (the “Unsold Securities”) of the registrant previously registered for sale pursuant to the registrant’s registration statement on Form S-3 (File No. 333-222354) initially filed by the registrant on December 29, 2017, as amended on June 12, 2018 and declared effective on June 28, 2018 (the “Prior Registration Statement”). The registrant previously paid a registration fee of $16,708 (calculated at the rate in effect at the time the Prior Registration Statement was filed) in connection with the registration of the Unsold Securities pursuant to the Prior Registration Statement. The Unsold Securities, and the filing fee previously paid with respect to the initial registration of such securities under the Prior Registration Statement, are being carried forward to this registration statement.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Dynex Capital, Inc. is filing this Pre-Effective Amendment No. 1 (the “Amendment”) to its Registration Statement on Form S-3 (Registration No. 333-257318) (the “Registration Statement”) as an exhibits-only filing to file Exhibit 23.1 and restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, including the signature page and the exhibit index, and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.
The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$81,825
FINRA Fee	*
Printing Expenses	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Miscellaneous Expenses	*
Total	$*
*    These fees and expenses are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.
Item 15. Indemnification of Directors and Officers.
The Virginia Stock Corporation Act and our articles of incorporation provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. Our articles of incorporation require indemnification of directors and officers with respect to certain liabilities, expenses, and other amounts imposed on them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. We also carry insurance on behalf of directors, officers, employees or agents which may cover liabilities under the Securities Act.
Under the Virginia Stock Corporation Act, a Virginia corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Virginia Stock Corporation Act permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

*	1.1	Form of Underwriting Agreement
	3.1	Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Dynex’s Current Report on Form 8-K filed May 18, 2021)
	3.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to Dynex’s Current Report on Form 8-K filed May 12, 2021)
	4.1	Specimen of Common Stock Certificate (incorporated herein by reference to Amendment No.1 on Form 8-A filed June 24, 2019)
	4.2
Specimen of 6.900% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (incorporated herein by reference to Exhibit 4.4 to Dynex’s Registration Statement on Form 8-A filed February 18, 2020)

*	4.4	Form of Preferred Stock Certificate
	4.5	Form of Senior Indenture (open ended) (incorporated herein by reference to Exhibit 4.3 to Dynex’s Registration Statement on Form S-3 (file no. 333-173551) filed April 15, 2011)
	4.6	Form of Subordinated Indenture (open ended) (incorporated herein by reference to Exhibit 4.4 to Dynex’s Registration Statement on Form S-3 (file no. 333-173551) filed April 15, 2011)
*	4.7	Form of Debt Security
*	4.8	Form of Warrant Agreement
##	5.1	Opinion of Mayer Brown LLP with respect to the legality of securities being registered
##	8.1	Opinion of Mayer Brown LLP with respect to certain tax matters
#	23.1	Consent of BDO USA, LLP
##	23.2	Consent of Mayer Brown LLP (included in its opinion filed as Exhibit 5.1 incorporated herein)
##	23.3	Consent of Mayer Brown LLP (included in its opinion filed as Exhibit 8.1 incorporated herein)
##	24.1	Powers of Attorney (included in signature pages hereto)
&	25.1	Form T-1 Statement of Eligibility of the Trustee
	*	To be filed by amendment or as an exhibit to a Current Report on Form 8-K and incorporated by reference herein, in each case in connection with the offering of the securities hereunder.
	#	Filed herewith.
	##	Previously filed.
	&	Where applicable, to be incorporated by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

Item 17. Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)    Any other communication that is an offer in the offering made by the registrant to the purchaser.
(b)    The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(d)    The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on this 3rd day of August, 2021.
DYNEX CAPITAL, INC.

By:/s/ Stephen J. Benedetti
Stephen J. Benedetti
Title: Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title

*	Chief Executive Officer, President, Co-Chief Investment Officer and Director (Principal Executive Officer)
Byron L. Boston

/s/ Stephen J. Benedetti	Executive Vice President, Chief Financial Officer and Chief Operating Officer (Principal Financial Officer)
Stephen J. Benedetti

*	Vice President and Controller (Principal Accounting Officer)
Jeffrey L. Childress

*	Director
Michael R. Hughes

*	Director
Julia L. Coronado

*	Director
Joy D. Palmer

*	Director
David H. Stevens

*	Director
Robert A. Salcetti

*    By:    /s/ Stephen J. Benedetti
Stephen J. Benedetti, Attorney-in-fact